Exhibit 99.1
Inspire Medical Systems, Inc. Announces First Quarter 2019 Financial Results
and Increases 2019 Outlook

MINNEAPOLIS, Minnesota - May 7, 2019 - Inspire Medical Systems, Inc. (NYSE: INSP) ("Inspire"), a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea, reported financial results for the quarter ended March 31, 2019.

Recent Business Highlights
•Achieved revenue of $16.3 million in the first quarter of 2019, a 62% increase over the same quarter last year
•Activated 20 new U.S. medical centers in the first quarter of 2019, bringing the total to 226 U.S. medical centers implanting Inspire therapy, and added seven Territory Managers, bringing the total to 53 U.S. Territory Managers
•Received a favorable assessment from Blue Cross Blue Shield Association's (“BCBSA”) Evidence Street, which performs healthcare technology assessments for the BCBSA's 36 companies
•Announced 24 new positive coverage policies since January 1, 2019, adding coverage for 58 million lives and bringing total covered lives to 83 million

“In the first quarter of 2019, we experienced another strong quarter of revenue growth, as well as improvement in our gross margins,” said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. “Our revenue growth was primarily the result of improved patient flow at existing centers, as well as opening 20 new medical centers during the first quarter. We also exceeded our plan by hiring seven new U.S. Territory Managers in the quarter, and the additional reps and centers strengthen our ability to meet the increasing demand for Inspire therapy.”

The positive assessment from the BCBSA’s Evidence Street already has led to positive coverage policies of Inspire therapy from 21 BCBSA health plans covering approximately 53 million lives. The Company expects to garner additional BCBSA-related positive coverage policies throughout 2019. Along with several independent coverage policies that were issued during the quarter, Inspire has reported that over 83 million covered lives are under policy in the U.S.

“Our focus remains on generating positive patient outcomes. We expect our continued growth to be driven by a consistent cadence of activating new medical centers and hiring Territory Managers in the U.S., bolstered by improving patient flow and establishing country-specific reimbursement in Europe,” concluded Mr. Herbert.

First Quarter 2019 Financial Results

Revenue was $16.3 million for the three months ended March 31, 2019, a 62% increase from $10.0 million in the corresponding period in the prior year. U.S. revenue for the quarter was $14.4 million, an increase of 64% over the prior year quarter. First quarter European revenue was $1.9 million, an increase of 46% over the first quarter of 2018.

Gross margin was 82.4% for the three months ended March 31, 2019, compared to 77.2% for the corresponding prior year period.

Operating expense was $22.2 million for the first quarter of 2019, as compared to $12.9 million in the corresponding prior year period, an increase of 71.3%. This increase was primarily due to higher employee-related expenses resulting from the expansion of our U.S. and European sales organizations, as well as increased direct-to-patient marketing programs, continued product development efforts, and general corporate costs, which increased primarily as a result of becoming a public company in the second quarter of 2018.

Net loss was $8.3 million for the first quarter of 2019, as compared to $6.5 million in the corresponding prior year period. The diluted net loss per share for the first quarter of 2019 was $0.35 per share.

As of March 31, 2019, cash, cash equivalents and short-term investments were $177.0 million, compared to $188.2 million at December 31, 2018.

Full Year 2019 Guidance

Inspire now expects full year 2019 revenue to be in the range of $69 million to $72 million, representing growth of approximately 36% to 42% over full year 2018 revenue of $50.6 million. Gross margin for the full year 2019 is now expected to be in the range of 80% to 82%. This compares to the prior revenue guidance of $67 million to $70 million and gross margin guidance of 79% to 81%.

In addition, Inspire continues to expect to add 12 to 14 new U.S. implanting centers and four to five new Territory Managers per quarter in 2019.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Tuesday, May 7, 2019, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

Tuesday, May 7th at 5:00 p.m. Eastern Time:
Domestic:   877-407-0792
International:   201-689-8263
Conference ID:   13688690
Webcast:   http://public.viavid.com/index.php?id=133632

To listen to a live webcast, please visit the Investors section of the Inspire website at www.inspiresleep.com. The webcast replay will be available on the Inspire website for two weeks following the completion of the call.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including our full year 2019 financial outlook, our expectations to add new U.S. implanting centers and Territory Managers per quarter in 2019 and future positive insurance coverage. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S., future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize;

competitive companies and technologies in our industry; our ability to expand our indications and develop and commercialize additional products and enhancements to our Inspire system; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; and our ability to establish and maintain intellectual property protection for our Inspire therapy and system or avoid claims of infringement. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 26, 2019, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Contact:
Bob Yedid
LifeSci Advisors
646-597-6989
Bob@LifeSciAdvisors.com

INSPIRE MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2019	2018
Revenue	$16,250	$10,042
Cost of goods sold	2,854	2,294
Gross profit	13,396	7,748
Operating expenses:
Research and development	2,603	1,730
Selling, general and administrative	19,570	11,213
Total operating expenses	22,173	12,943
Operating loss	(8,777)	(5,195)
Other (income) expense:
Interest income	(1,086)	(60)
Interest expense	537	1,385
Other (income) expense, net	38	(19)
Total other (income) expense	(511)	1,306
Loss before income taxes	(8,266)	(6,501)
Income taxes	—	—
Net loss	(8,266)	(6,501)
Other comprehensive income:
Unrealized gain on short-term investments	68	—
Total comprehensive loss	$(8,198)	$(6,501)
Net loss per share, basic and diluted	$(0.35)	$(5.05)
Weighted average common shares used to compute net loss per share, basic and diluted	23,441,560	1,286,633

INSPIRE MEDICAL SYSTEMS, INC.
BALANCE SHEETS (Unaudited)
(in thousands, except share and per share amounts)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$101,945	$97,288
Short-term investments	75,069	90,922
Accounts receivable, net	7,036	6,667
Inventories	3,106	2,667
Prepaid expenses and other current assets	1,387	1,734
Total current assets	188,543	199,278
Property and equipment, net	974	802
Other non-current asset	89	—
Total assets	$189,606	$200,080
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,203	$3,429
Accrued expenses	4,623	7,726
Total current liabilities	7,826	11,155
Notes payable	24,364	24,926
Total liabilities	32,190	36,081
Stockholders' equity:
Common Stock, $0.001 par value per share; 200,000,000 shares authorized at March 31, 2019 and December 31, 2018; 23,503,010 and 23,401,675 issued and outstanding at March 31, 2019 and December 31, 2018, respectively	24	23
Additional paid-in capital	312,555	310,941
Accumulated other comprehensive loss	16	(52)
Accumulated deficit	(155,179)	(146,913)
Total stockholders' equity	157,416	163,999
Total liabilities and stockholders' equity	$189,606	$200,080